EX 99.1
XPEL Reports Record Revenue in Third Quarter 2020; Revenue Increases 29.5%

San Antonio, TX – November 11, 2020 – XPEL, Inc. (Nasdaq: XPEL) (the "Company"), a global provider of protective films and coatings, announced results for the third quarter and first nine months ended September 30, 2020.
Third Quarter 2020 Highlights:
•Revenues increased 29.5% to $46.1 million compared to third quarter 2019
•Net income grew 46.5% to $6.6 million, or $0.24 per basic and diluted share, compared to $4.5 million, or $0.16 per basic and diluted share, in the same quarter of 2019
•EBITDA grew 50.5% to $9.0 million, or 19.5% of revenues compared to $6.0 million in third quarter 20191
Nine Months Highlights
•Revenues increased 22.0% to $110.3 million compared to the prior year period
•Net income increased 30.0% to $12.2 million, or $0.44 per basic and diluted share, compared to $9.4 million, or $0.34 per basic and diluted share, in the same period of 2019
•EBITDA grew 30.5% to $17.2 million, or 15.6% of revenues, as compared to $13.2 million in the same prior year period1

Ryan Pape, President and Chief Executive Officer of XPEL, commented, “We saw solid top and bottom line performance in the third quarter with almost all of our regions experiencing record revenue. Third quarter auto sales were relatively strong in most of the regions in which we operate and there seems to be an increasing trend toward more vehicle ownership which creates opportunity for our business. Our third quarter results demonstrate that we are taking advantage of this opportunity and we are well positioned to continue to do so in the coming months."

For the Quarter Ended September 30, 2020:
Revenues. Revenues increased approximately $10.5 million or 29.5% to $46.1 million as compared to $35.6 million in the prior year.

Gross Margin. Gross margin was 34.8% compared to 34.5% in the third quarter of 2019.
Expenses. Operating expenses increased slightly to $7.6 million, but decreased as a percentage of sales to 16.5%, compared to $6.6 million or 18.5% of sales in the prior year period.

Net income. Net income was $6.6 million, or $0.24 per basic and diluted share versus net income of $4.5 million, or $0.16 per basic and diluted share in the third quarter of 2019.

EBITDA. EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) was $9.0 million, or 19.5% of sales, as compared to $6.0 million in the prior year1.

For the Nine Months Ended September 30, 2020:

Revenues. Revenues increased approximately $19.9 million or 22.0% to $110.3 million as compared to $90.4 million in the same period of the prior year.

Gross Margin. Gross margin improved slightly to 34.5% compared 34.3% in the first nine months of 2019.
Expenses. Operating expenses increased to $22.0 million, and decreased slightly to 20.0% of sales, compared to $18.9 million or 20.9% of sales in the same prior year period.

Foreign Currency Exchange. Foreign Currency Exchange loss increased to $0.4 million in the nine month period compared to $0.2 million in the same prior period.

Net income. Net income was $12.2 million, or $0.44 per basic and diluted share versus net income of $9.4 million, or $0.34 per basic and diluted share in the first nine months of 2019.

EBITDA. EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) was $17.2 million, or 15.6% of sales, as compared to $13.2 million in the same prior year period1.

As of September 30, 2020, XPEL had cash and cash equivalents of $27.2 million compared to $11.5 million at December 31, 2019.

1 See reconciliation of non-GAAP financial measures below

Conference Call Information

The Company will host a conference call and webcast on Wednesday, November 11, 2020 at 11:00 a.m. Eastern Time to discuss the Company’s results for the third quarter of 2020.

To access the live webcast, please visit the XPEL, Inc. website at www.xpel.com/investor.

To participate in the call by phone, dial (877) 407-8033 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8033.

A replay of the teleconference will be available until December 11, 2020 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 35824.

About XPEL, Inc.

XPEL is a leading provider of protective films and coatings, including automotive paint protection film, surface protection film, automotive and architectural window films, and ceramic coatings. With a global footprint, a network of trained installers and proprietary DAP software, XPEL is dedicated to exceeding customer expectations by providing high-quality products, leading customer service, expert technical support and world-class training. XPEL, Inc. is publicly traded on Nasdaq under the symbol “XPEL”.

Safe harbor statement

This release includes forward-looking statements regarding XPEL, Inc. and its business, which may include, but is not limited to, anticipated use of proceeds from capital transactions, expansion into new markets, and execution of the company's growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "is expected," "expects," "scheduled," "intends," "contemplates," "anticipates," "believes," "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may," "could," "would," "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of XPEL. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, performance and acceptance of the company's products, economic factors, competition, the equity markets generally and many other factors beyond the control of XPEL. Although XPEL has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and XPEL undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information, contact:
Investor Relations: John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com

XPEL Inc.
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue
Product revenue	$39,528,383	$30,815,251	$94,240,296	$77,295,463
Service revenue	6,594,413	4,802,747	16,076,821	13,142,135
Total revenue	46,122,796	35,617,998	110,317,117	90,437,598

Cost of Sales
Cost of product sales	28,369,882	22,283,771	67,687,991	56,522,834
Cost of service	1,723,082	1,061,197	4,563,329	2,865,641
Total cost of sales	30,092,964	23,344,968	72,251,320	59,388,475
Gross Margin	16,029,832	12,273,030	38,065,797	31,049,123

Operating Expenses
Sales and marketing	2,326,900	1,805,038	6,989,678	5,468,980
General and administrative	5,289,277	4,798,833	15,038,140	13,466,690
Total operating expenses	7,616,177	6,603,871	22,027,818	18,935,670

Operating Income	8,413,655	5,669,159	16,037,979	12,113,453

Interest expense	68,368	23,851	173,480	81,631
Foreign currency exchange loss	709	136,951	420,427	151,859

Income before income taxes	8,344,578	5,508,357	15,444,072	11,879,963
Income tax expense	1,736,330	999,072	3,250,780	2,503,365
Net income	6,608,248	4,509,285	12,193,292	9,376,598
Income attributed to non-controlling interest	—	6,602	—	9,311
Net income attributable to stockholders of the Company	$6,608,248	$4,502,683	$12,193,292	$9,367,287

Earnings per share attributable to stockholders of the Company
Basic and diluted	$0.24	$0.16	$0.44	$0.34
Weighted Average Number of Common Shares
Basic and diluted	27,612,597	27,612,597	27,612,597	27,612,597

XPEL Inc.
Condensed Consolidated Balance Sheets

	(Unaudited)	(Audited)
	September 30, 2020	December 31, 2019
Assets
Current
Cash and cash equivalents	$27,224,471	$11,500,973
Accounts receivable, net	8,967,710	7,154,084
Inventory, net	18,961,093	15,141,153
Prepaid expenses and other current assets	2,803,733	2,391,340
Income tax receivable	—	93,150
Total current assets	57,957,007	36,280,700
Property and equipment, net	4,591,787	4,014,653
Right-of-Use lease assets	5,100,499	5,079,110
Intangible assets, net	4,510,161	3,820,460
Other assets	478,291	—
Goodwill	3,559,614	2,406,512
Total assets	$76,197,359	$51,601,435
Liabilities
Current
Current portion of notes payable	$2,554,529	$462,226
Current portion lease liabilities	1,326,466	1,126,701
Accounts payable and accrued liabilities	16,692,018	10,197,353
Income tax payable	326,590	—
Total current liabilities	20,899,603	11,786,280
Deferred tax liability, net	851,329	604,715
Non-current portion of lease liabilities	3,826,003	4,009,949
Non-current portion of notes payable	4,193,436	307,281
Total liabilities	29,770,371	16,708,225
Stockholders’ equity
Preferred stock, $0.001 par value; authorized 10,000,000; none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 27,612,597 issued and outstanding	27,613	27,613
Additional paid-in-capital	10,412,471	11,348,163
Accumulated other comprehensive loss	(801,266)	(908,764)
Retained earnings	36,788,170	24,594,878
	46,426,988	35,061,890
Non-controlling interest	—	(168,680)
Total stockholders’ equity	46,426,988	34,893,210
Total liabilities and stockholders’ equity	$76,197,359	$51,601,435

Reconciliation of Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure. EBITDA is defined as net income (loss) plus interest expense, net, plus income tax expense plus depreciation expense and amortization expense. EBITDA should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. It is not a measurement of our financial performance under GAAP and should not be considered as alternatives to revenue or net income, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our operating results as reported under GAAP.

EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of ongoing operations and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

	EBITDA Reconciliation (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net Income	$6,608,248	$4,509,285	$12,193,292	$9,376,598
Interest	68,368	23,851	173,480	81,631
Taxes	1,736,330	999,072	3,250,780	2,503,365
Depreciation	325,643	234,297	889,820	655,385
Amortization	239,571	199,582	705,692	570,954
EBITDA	$8,978,160	$5,966,087	$17,213,064	$13,187,933